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                                  EXHIBIT 99.1

          ATRIX LABORATORIES ACQUIRES VIROTEX; GAINS FOUR SHORT-ACTING
                           DRUG DELIVERY TECHNOLOGIES

         FORT COLLINS, Colo. (November 30, 1998) * Atrix Laboratories, Inc. (NASDAQ NM: ATRX) today announced that it has acquired ViroTex Corporation, a privately owned drug delivery company. The acquisition expands the company's drug delivery technology base and is expected to accelerate and diversify future revenue growth.

         "The addition of ViroTex will allow us to build on the success of our core ATRIGEL(R) drug delivery platform with important complementary technologies that we expect will significantly enhance shareholder value," said John Urheim, vice chairman and chief executive officer of Atrix. "The acquisition includes a current revenue stream of royalties from Viractin(R) (tetracaine 2%), an over-the-counter (OTC) product for cold sores and fever blisters marketed by J.B. Williams Company, and a product pipeline of four near-term OTC products for oral care and skin care, as well as two prescription products ready to enter Phase I clinical trials for oral care and severe acne."

         Under the terms of the acquisition agreement, which has been approved by each company's board of directors, Atrix has acquired ViroTex for $7.5 million in cash and $500,000 in Atrix common stock. Also, ViroTex shareholders may earn up to an additional $3 million in Atrix common stock based on the success of ViroTex's products and technologies in the marketplace.

         Atrix expects this acquisition to contribute approximately $2 to $3 million to the company's 1999 revenues and to favorably impact 1999 earnings. The transaction will be accounted for as a purchase, and approximately $3.5 million of the purchase price is expected to be charged to in-process research and development and will be reflected in Atrix Laboratories' financial results for the fourth quarter ended December 31, 1998.

         Founded in 1988 and headquartered in The Woodlands, Texas, ViroTex develops OTC and prescription products based on proprietary drug delivery systems that provide topical and transmucosal delivery of medications requiring fast onset of action. The ViroTex immediate-release systems complement Atrix's ATRIGEL(R) drug delivery technology, which releases drugs for extended periods of time ranging from days to months. Both ATRIGEL and the ViroTex systems can be engineered for either local or systemic delivery of a variety of small molecules, peptides, proteins and vaccines.

         "Adding the ViroTex technologies significantly strengthens our research and development base, and creates both immediate and longer-term opportunities to provide enabling biodegradable drug delivery systems for a variety of medical, dental and veterinary applications," said Dr. Richard L. Jackson, Atrix's senior vice president of research and development. "In addition to existing ViroTex products, we are acquiring four polymer- and solvent-based drug delivery technologies that will allow Atrix to offer pharmaceutical and biotechnology companies an array of immediate and sustained-release biodegradable drug delivery systems to meet their product development needs."



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         Jeffrey Soinski, president and chief executive officer of ViroTex, commented: "Although ViroTex has been successful in developing OTC products such as Viractin on our own, we realize that the great potential represented by our technologies can best be achieved by combining with another drug delivery company. We are very excited about joining forces with Atrix and working together to get our products into the marketplace."

         "The acquisition of ViroTex is an excellent first step in expanding our drug delivery business beyond the ATRIGEL technology," Urheim said. "Because development times for OTC products oftentimes are far shorter than for prescription products, we believe that the ViroTex acquisition can contribute to the company's near-term growth. When combined with sales of our ATRIDOX product, this will help us expand revenues more quickly as we complete, and in some cases accelerate, the development of long-term prescription drug projects. In addition, several of these products can be manufactured in our state-of-the-art facility for company-wide operating efficiencies."

         In September 1998 Atrix received U.S. Food and Drug Administration approval for ATRIDOX(R) (doxycycline hyclate 10.0% in the ATRIGEL delivery system), a new prescription antibiotic therapy that kills the bacteria associated with periodontal disease. The ATRIGEL technology is now being used to develop additional products for dentistry, oncology and orthopedics.

         The ViroTex drug delivery technologies include Bioerodible Mucoadhesive (BEMA*) film, which adheres to the mucosal tissue of the mouth or vagina and allows the rapid or controlled delivery of medication through the tissue as the film dissolves away; the Mucocutaneous Adsorption (MCA) system, a moisture resistant, film-forming gel or aerosol that binds drugs to skin or mucosal tissue for more efficient drug delivery; the Biocompatible Polymer (BCP) system, which delivers drug to a wound and dries to a protective film to create a moist environment for healing; and the Solvent/Microparticulate (SMP) system, which combines dissolved drug compounds with a microparticulate suspension of the drug in a single formulation, allowing the medication to be delivered in two stages to improve the absorption of relatively insoluble active compounds.

         Atrix Laboratories, Inc. develops, manufactures and markets dental, medical and veterinary products based on its proprietary ATRIGEL(R) biodegradable polymeric technology, which can be used for a broad range of drug delivery and biomaterial applications. Additional information is available on the Atrix Laboratories, Inc. Web site at http://www.atrixlabs.com.

         Forward-looking statements in this release involve a number of risks and uncertainties including, but not limited to regulatory reviews, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the company's accounting policies and other risk factors detailed in the company's SEC filings.

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